Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of TriVascular Technologies, Inc. of our report dated March 10, 2014, except for the effects of the reverse stock split described in Note 16 to the consolidated financial statements, as to which the date is April 1, 2014, relating to the consolidated financial statements of TriVascular Technologies Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, CA

April 3, 2014